EXHIBIT 23.1

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re: Petcare Television Network.
Form SB-2/A2

Gentlemen:

We hereby consent to the incorporation of our report as independent auditors accompanying the audited financial statements of Petcare Television Network ("Petcare") as of December 31, 2002 and 2001, and for the years then ended, issued in connection with Petcare's filing of its registration statement being filed under the Securities Act of 1933, under cover of Form SB-2/A1. We also consent to the use of our name under the heading "Experts" in the registration statement.

Very truly yours,

/s/Baumann, Raymondo & Company P A

Baumann, Raymondo & Company P A
Certified Public Accountants
Tampa, Florida
August 27, 2003